PURCHASE AGREEMENT

          PURCHASE AGREEMENT, dated March 10, 2000, by and between STEVEN A. GREENBERG ("Greenberg") and THE ADVENT FUND LLC ("Purchaser").

          WHEREAS, Purchaser desires to purchase concurrently with the execution of this Agreement certain shares of the common stock ("Common Stock") of Worlds.com Inc. ("Company") owned by Greenberg and Greenberg desires to sell to Purchaser such shares.

          IT IS AGREED:

          1. Stock Purchase. Purchaser hereby purchases from Greenberg and Greenberg hereby sells to Purchaser 151,469 shares of the Common Stock owned by Greenberg ("Purchased Shares") at a price of $3.301 per share. Accordingly, concurrently with the execution of this Agreement, Purchaser is wiring to an account designated by Greenberg the sum of $499,999.17 in immediately available funds in consideration for the Purchased Shares, and Greenberg is causing the Purchased Shares to be transferred into the names directed by Purchaser and certificates representing such shares to be delivered to Purchaser.

          2. Greenberg's Representations. Greenberg represents and warrants to Purchaser that:

                    (i) he owns the Purchased Shares free of any lien, restriction or encumbrance of any kind, and he has owned all of the Purchased Shares since December 31, 1997;

                    (ii) the sale by him of the Purchased Shares is exempt from the registration requirements of the Securities Act of 1933, as amended ("1933 Act");

                    (iii) he has not granted anyone an option, warrant, subscription or other right with respect to the Purchased Shares or any right to vote the Purchased Shares;

                    (iv) his execution, delivery and performance of this Agreement does not and will not conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to him, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement or other instrument or obligation to which he is a party or by which he is bound.
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                    (v)  he has received a copy of all reports and documents
          filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, within the last 24 months and all reports issued by the Company to its stockholders; and

                    (vi) he has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and persons acting on its behalf concerning the Company's operations and to obtain any additional information he requested.

          3. Purchaser's Representations. Purchaser represents and warrants to Greenberg that:

                    (i) he understands that he must bear the economic risk of the investment in the Purchased Shares, which cannot be sold by him unless they are registered under the 1933 Act or an exemption therefrom is available thereunder; and

                    (ii) he is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Purchased Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein;

                    (iii) he understands that the certificates evidencing the Purchased Shares shall bear the following legend:

                    "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any State. The shares may not be sold, transferred or otherwise disposed of in the absence of such registration or an exemption therefrom under said Act."

                    (iv) he has received a copy of all reports and documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, within the last 24 months and all reports issued by the Company to its stockholders, and is aware of the risks involved with his investment;


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                    (v) he has had both the opportunity to ask questions and
          receive answers from the officers and directors of the Company and persons acting on its behalf concerning the Company's operations and to obtain any additional information he requested; and

                    (vi) his execution, delivery and performance of this Agreement does not and will not conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to him, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement or other instrument or obligation to which he is a party or by which he is bound.

          4.   Miscellaneous.

               4.1 Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be deemed given if given in writing, by hand, or delivered by nationally recognized overnight courier, or by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested) at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.

               4.2 Survival of Representations. The representations and warranties made by the parties shall survive the delivery of the Purchased Shares.

               4.3 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

               4.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by Greenberg and Purchaser.

               4.5 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer any rights, remedies, obligations or liabilities on any person other than

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
the parties hereto and as provided above, their respective heirs, successors, assigns and representatives.

               4.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions). Each party (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each party further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon him mailed by registered mail to his address shall be deemed in every respect effective service of process upon him in any such suit, action or proceeding.

               4.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

               4.8 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

               4.9 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other


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situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

               4.10 Fees and Expenses. All costs and expenses (including, without limitation, legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

               4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

               4.12 Chrust Agreement. This Agreement is being executed and delivered simultaneously with the Purchase and Option Agreement, dated March 10, 2000, between Greenberg and Steven Chrust, pursuant to which Chrust is purchasing 302,939 shares of Common Stock of the Company from Greenberg for $1,000,001.64.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year first above:

                                        Address:  693 Fifth Avenue--19th Floor
                                                  New York, New York 10022
                                                  Telecopier No.:  212-246-1007


/s/ Steven A. Greenberg
---------------------------------
    STEVEN A. GREENBERG



PURCHASER:                              Address:  440 South LaSalle--Suite 2500
THE ADVENT FUND LLC                               Chicago, Illinois 60605
                                                  Telecopier No.: 312-663-8464

/s/ Ben King
---------------------------------
By:  Ben King, Manager